Exhibit 10.3

July 21, 2017

Jeffery A. Surges

Re:  Additional Severance Benefit

Dear Jeff,

Upon your acceptance and counter signature below, this letter will confirm that if your employment with Connecture, Inc. (the “Company”) is terminated under the circumstances described by this letter, you will be entitled to the severance payment specified below. For the avoidance of doubt, the severance payment described hereunder is in addition to, and not in lieu of, any severance payable under your employment agreement with the Company dated November 12, 2015 (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

SEVERANCE PAYMENT

In the event of the termination of your employment Without Cause or your resignation for Good Reason, in each case, within twelve (12) months following a Change in Control, you will be entitled to a cash payment in the amount of $225,000 payable in a lump sum on the first payday following the sixtieth (60th) day after your Termination Date (the “Additional Severance”). The Company’s obligation to pay and your right to receive the Additional Severance is contingent upon your compliance with the terms of the Agreement with respect to the payment of separation benefits (including compliance with Section 409A and execution of a general release of claims, which release will not affect your continuing obligations to the Company under the Agreement or the Employment Covenants Agreement). The Company’s obligation to pay and your right to receive the Additional Severance set forth herein shall cease in the event you materially breach any of your obligations under the Agreement or the Employment Covenants Agreement after the Termination Date.

Please acknowledge your agreement to and acceptance of the above by signing below.

Sincerely,

/s/ David A. Jones, Jr

David A. Jones, Jr.

Chairman of the Board of Directors

Agreed to and Accepted:

/s/ Jeffery A. Surges
Signature

Date:	7/21/2017